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                                                                       EXHIBIT D

                              COMPUWARE CORPORATION
                              SHAREHOLDER AGREEMENT

        THIS SHAREHOLDER AGREEMENT ("Agreement") is made as of June 9, 1998, among Compuware Corporation, a Michigan corporation ("Compuware") Peter Karmanos, and Thomas Thewes, all of whom hereby agree that:

        A. The parties to this agreement are also parties to a certain Voting Agreement dated November 5, 1992, as amended, which affects certain shares of Compuware stock owned by Mr. Thewes; and

        B. Mr. Thewes is currently contemplating making a charitable gift of 200,000 shares from his stock that is subject to the 1992 agreement, as amended, and desires to ensure that these shares will not be considered property attributable to him for estate tax purposes at any time after completing the gift; and

        C. The form of gift contemplated by Mr. Thewes to ensure these shares will not be considered property attributable to him for estate tax purposes at any time after completing the gift is not permissible under the 1992 agreement without Mr. Karmanos's consent; and

        D. Mr. Karmanos is not willing to consent to an unrestricted release of these 200,000 shares from the 1992 agreement unless the terms of this agreement are substituted in place of the terms of the 1992 agreement; and

        E. To ensure that these shares will not be considered property attributable to him for estate tax purposes at any time after completing the gift, and to accomplish the charitable purposes of the recipient, Mr. Thewes is willing to accept the terms of this Agreement on his own behalf and in limitation of the rights of any subsequent owners of the shares; and

        F. Compuware is willing to be a party to this Agreement to help effectuate the desire of Mr. Thewes and Mr. Karmanos.


        With that in mind, the parties wish to enter into an agreement which for a period of time will govern the manner in which the 200,000 shares to be transferred by Mr. Thewes will be voted, and limit subsequent owners' ability to transfer them.



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        NOW, THEREFORE, the parties agree that Mr. Karmanos consents to the release of 200,000 shares now owned by Mr. Thewes and subject to the provisions of the 1992 agreement, subject to the application of the terms of this Agreement to such shares as follows:


        1.  Definitions.
            ------------

        As used in this Agreement, the term "Stock" shall mean those 200,000 shares of Compuware stock to be transferred by Mr. Thewes to The TT Charitable Annuity Lead Trust ua 6/9/98, which transfer Mr. Karmanos in all capacities hereby approves.


        2.  Voting Agreement and Transfer Restrictions.
            -------------------------------------------

        (A) Mr. Thewes hereby irrevocably makes, constitutes and appoints Peter Karmanos, Jr. as his proxy and hereby authorizes and grants to Mr. Karmanos the exclusive right to represent and to vote the Stock, in Mr. Karmanos's sole discretion, with respect to any matters which may properly come before any meeting of, or be considered by the shareholders of Compuware, and on which a shareholder is entitled to vote or act. This proxy is coupled with an interest and shall terminate on June 9, 2008. Mr. Thewes further agrees for himself and his successors in interest to the shares transferred hereunder may not be transferred by The TT Charitable Annuity Lead Trust ua 6/9/98 except in the minimal amount reasonably determined by the Trustee thereof to be necessary to satisfy the required annuity distributions of the Trust from time to time; provided, however, that the Trustee thereof may withdraw up to 25,000 shares from the restrictions hereunder effective on June 9th of each year from 2002 through 2007 inclusive. This withdrawal may be effected upon thirty days' advance notice to Mr. Karmanos.

        (B) In the event of Mr. Karmanos's death or mental incompetency prior to January 24, 2005, all voting rights (and notice requirements) set forth above shall inure to the benefit of, and be exercisable by, Mr. Karmanos's designee as successor; provided that Mr. Karmanos shall not be permitted to designate any person whose enjoyment of the Stock's voting rights would be attributable to Mr. Thewes as a "retention of the right to vote" the Stock for purposes of
Section 2036(b) of the Internal Revenue Code of 1986, as amended, and regulations thereunder. If no

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individual has been designated by Mr. Karmanos, then the Compuware Board of
Directors may appoint a successor to Mr. Karmanos who shall be the designee ex officio, subject only to the same limitation on appropriate designees that applies to Mr. Karmanos above.

        (C) In furtherance of the foregoing, Mr. Thewes agrees to execute and deliver to Mr. Karmanos, simultaneously with its execution of this Agreement, an irrevocable proxy, in the form of exhibit A attached hereto.

        (D) All certificates evidencing shares of Stock covered by this Agreement shall have endorsed thereon by Compuware this statement:

        THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED AS TO TRANSFER IN ACCORDANCE WITH, AND ARE OTHERWISE SUBJECT TO THE TERMS OF, A SHAREHOLDER AGREEMENT DATED AS OF JUNE 9, 1998, (THE "AGREEMENT") AMONG COMPUWARE CORPORATION AND CERTAIN INDIVIDUALS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF COMPUWARE CORPORATION.

        (E) Except for the transfer and assignment of the proxy from Mr. Karmanos to an appropriate designee as provided above, the proxy described above is not assignable or transferrable.

        3.  Compuware Agreement.
            -------------------

        Compuware agrees it will not recognize on the stock transfer records of Compuware any Transfer of any shares of Stock covered by Paragraph 2 which is contrary to the terms of such paragraph. Compuware further agrees to legend any and all stock certificates which evidence such shares of Stock with the above legend before the issuance of any such certificate(s).

        4.  Miscellaneous.
            -------------

        (A) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon the parties and their respective heirs, personal representatives, successors and assigns unless otherwise restricted herein.

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        (B) The provisions of this Agreement will be deemed severable, and, if any part of any provision is held illegal, void, invalid or unenforceable under applicable law, such provision shall be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. In the event any provision of this Agreement shall be invalid, illegal or unenforceable, then the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

        (C) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

        (D) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, and may only be modified by the written agreement of Mr. Karmanos and the shareholder of record of affected shares.

            IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written above.


COMPUWARE
CORPORATION               PETER KARMANOS, JR.                   THOMAS THEWES



Peter Karmanos, Jr.       Peter Karmanos, Jr.                   Thomas Thewes
--------------------      --------------------                  ----------------
By: Peter Karmanos, Jr.
Its: Chairman




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                                   EXHIBIT A
                                   ---------

                                IRREVOCABLE PROXY
                                -----------------

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned Thomas Thewes (a) hereby irrevocably makes, constitutes and appoints Peter Karmanos, Jr. as proxy and (b) hereby authorizes and grants to said proxy, the exclusive right to represent and to vote the shares of common stock of Compuware Corporation, a Michigan corporation ("Company") transferred by Mr. Thewes to The TT Charitable Annuity Lead Trust ua 6/9/98 in the discretion of said proxy, with respect to any matters which may properly come before any meeting of, or be considered by, the shareholders of the Company and on which the shareholders of record are entitled to vote or act.



        This Proxy is coupled with an interest and is given pursuant to the terms of a Shareholder Agreement dated as of June 9, 1998, ("Agreement"), between Mr. Karmanos as the proxy and Mr. Thewes. This Proxy shall cease to be effective and shall terminate on the earlier to occur of (a) June 9, 2008, or
(b) a termination of the Shareholder Agreement.



        IN WITNESS WHEREOF, this Proxy has been duly executed and delivered as of the 9th day of June, 1998.




Thomas Thewes
---------------------
Thomas Thewes